Exhibit 99.2

July 24, 2017

PERSONAL AND CONFIDENTIAL

David Mendels

[*]

Re:	Separation Agreement

Dear David:

This letter confirms your separation from employment with Brightcove Inc. (the “Company”). This letter also proposes an agreement between you and the Company.

The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive separation pay and related benefits.

You acknowledge that you are entering into this Agreement knowingly and voluntarily. It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist. By proposing and entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, you and the Company agree as follows:

1.	Separation from Employment

This confirms that your employment with the Company is ending effective on July 31, 2017 (the “Separation Date”). You further confirm that you are resigning from any and all other positions that you hold with the Company as an officer, director or otherwise or with any affiliate of the Company effective on the Separation Date. The Company shall pay you your earned but unpaid salary through the Separation Date.

2.	Severance Benefits

(a) Severance Pay. The Company shall pay you severance pay (“Severance Pay”) consisting of (i) salary continuation at your final base salary rate of $400,000 per year, and (ii) one times your target incentive compensation ($300,000) for the current fiscal year, in substantially equal installments in accordance with the Company’s payroll practice, effective for the period from the date immediately following Separation Date to and including July 31, 2018.

(b) Health Benefits. On the first regular payroll date after this Agreement is effective, the Company shall pay you a single lump sum cash payment equal to twelve (12) months of monthly employer contributions that the Company would have made to provide health insurance to you if you had remained employed by the Company. In addition, the Company shall provide you with notification of your right to continue medical coverage pursuant to COBRA, at your cost.

(c) Change in Control Payment. For the purposes of this Agreement, the term “Change in Control” is defined in Section 5(e)(ii)(A) and (C) of your Employment Agreement dated August 8, 2011 (“Employment Agreement”). If there is a Change in Control of the Company on or before December 31, 2017, the vesting schedules for stock options and other stock-based awards held by you as of the date of such Change in Control shall immediately accelerate by one-hundred percent (100%) and such accelerated awards shall become fully exercisable, vested and/or non-forfeitable as of the date of such Change in Control.

(d) Tax Treatment. The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement that it reasonably determines to be required. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

3.	Stock Options

Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, the vesting schedule for stock options and other stock-based awards held by you as of the Separation Date shall immediately accelerate by twenty-five percent (25%) and such accelerated awards shall become fully exercisable, vested and/or non-forfeitable as of the Separation Date. In addition, notwithstanding any term or provision to the contrary, including any term or provision in the Company’s Amended and Restated 2004 Stock Option and Incentive Plan of the Company and the Company’s 2012 Stock Incentive Plan, as amended (the “Equity Plans”), the period during which you may exercise the stock options that are vested as of the Separation Date, or, as a result of the acceleration described in Section 2(c) above, are vested following the Separation Date, and listed on Schedule A shall be extended from 90 days to 180 days following the Separation Date and the period during which you may exercise the stock options that are vested as of the Separation Date and listed on Schedule B shall be extended from 90 days to the expiration date of such options. Schedule C provides a summary of the options that are vested and have not been exercised as of the Separation Date and after giving effect to the acceleration discussed in this Section 3.

Subject to Section 2(c) above, all options that you hold to purchase shares of the Company’s common stock pursuant to the Equity Plans, or any predecessor plan that are not vested in accordance with the schedule above shall lapse on the Separation Date and will not be exercisable.

The exercise of any such stock options shall be subject to the terms of the Equity Plans and this Agreement. This section is not intended to modify in any respect the rights to which you would otherwise be entitled if you were not to agree to this Agreement or the terms governing stock options. The above summary is set forth solely to confirm certain information concerning stock options.

4.	Continuing Obligations

You acknowledge that your obligations under the Employee NonCompetition, NonDisclosure and Developments Agreement, dated August 15, 2011 (“NonCompete Agreement”) shall continue in effect, including without limitation your obligations to maintain the confidentiality of Confidential Information as defined in the NonCompete Agreement, and to return documents and other property of the Company. A copy of the NonCompete Agreement is enclosed as Exhibit A. For the purposes of Section 3 (NonSolicitation/Non-hire of Employees) of the NonCompete Agreement, you agree that the Restricted Period shall mean the period of your employment by the Company and for twenty-four (24) months after the Separation Date.

5.	Release of Claims

In consideration for, among other terms, the Severance Pay, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964);

•	under any other federal or state statute;

•	for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your vested rights under the Company’s Section 401(k) plan or your rights under this Agreement.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

6.	Confidentiality

(a) Generally. You understand and agree that you have been employed in a position of confidence and trust and have had access to information concerning the Company that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (“Confidential Information”). Confidential Information includes, without limitation, confidential financial information; business forecasts; inventions; improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; confidential software; marketing or sales information or plans; customer lists; and business plans, prospects and opportunities. You agree that you shall not use or disclose any Confidential Information at any time without the written consent of the Company.

In the event that Confidential Information is also deemed a trade secret pursuant to 18 U.S.C. § 1833(b)(1), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

In addition, nothing in this Agreement limits your rights under federal or state whistleblower laws, as those laws relate to your communication with government agencies about violations of law.

(b) Agreement-Related Information. You agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. “Agreement-Related Information” means the negotiations leading to this Agreement and the existence and terms of this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. Nothing in this section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

7.	Non-Disparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates, products, services or current or former officers, directors, shareholders, employees or agents. The Company agrees that the Company’s Directors and senior executives (SVPs, GMs and “C” level employees) will not make any disparaging statements concerning you or the services you provided to the Company while such Directors and/or employees are on the Board of, and/or employed by, Brightcove.

8.	Future Cooperation

You agree to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”). You further agree to make yourself available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have. Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company or an affiliate calls you as a witness. The Company shall reimburse you for any reasonable travel expenses that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy.

9.	Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

10.	Other Provisions

(a) Section 409A Compliance. Each payment pursuant to the terms of this Agreement shall be considered a separate payment for purposes of Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Internal Revenue Code Section 409A (“Section 409A”) and, for purposes of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” (within the meaning of Section 409A) on the date of your separation from service, then any payments or benefits that otherwise would be payable pursuant to the terms of this Agreement within the first six months following the your separation from service (the “409A Suspension Period”), shall instead be paid in a lump sum within 14 days after the end of the six-month period following your separation from service, or your death, if sooner, but only to the extent that such payments or benefits provide for the “deferral of compensation” within the meaning of Section 409A, after application of the exemptions provided in Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(ii)-(v) thereof. After the 409A Suspension Period, you will receive any remaining payments and benefits due in accordance with the terms of this Agreement (as if there had not been any suspension beforehand). The Company will cooperate with you in making any amendments to this Agreement that you reasonably request to avoid the imposition of taxes or penalties under Section 409A of the Code provided that such changes do not provide you with additional benefits (other than de minimis benefits) under this terms of this Agreement.

(b) Sections 280G and 4999 Compliance.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that on or after the Company’s IPO the amount of any compensation payment or distribution by the Company to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Post-IPO Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(A) If the Post-IPO Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by you on the amount of the Post-IPO Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, you shall be entitled to the full benefits payable under this Agreement.

(B) If the Threshold Amount is less than (x) the Post-IPO Payments, but greater than (y) the Post-IPO Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Post-IPO Payments which are in excess of the Threshold Amount, then the Post-IPO Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Post-IPO Payments shall not exceed the Threshold Amount. In such event, the Post-IPO Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(ii) The determination as to which of the alternative provisions of this Section shall apply to you shall be made by a nationally recognized accounting firm selected by the Company (“Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within 15 business days of the Separation Date, if applicable, or at such earlier time as is reasonably requested by the Company or you. For purposes of determining which of the alternative provisions of this Section shall apply, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of your residence on the Separation Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and you.

(iii) Definitions. For purposes of this Agreement, the following terms shall have the following meanings: (A) “Threshold Amount” shall mean three times your “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and (B) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by you with respect to such excise tax.

(c) Termination of Payments. If you breach any of your obligations under this Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to you or for your benefit under this Agreement. The termination of such payments in the event of your breach will not affect your continuing obligations under this Agreement.

(d) Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(e) Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f) Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(g) Jurisdiction. You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(h) Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 4, 6, 7 and 8 (the “Specified Sections”). You further agree that money damages would be an inadequate remedy for any breach of any of the Specified Sections. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under any of the Specified Sections, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. If the Company prevails in any action to enforce any of the Specified Sections, then you also shall be liable to the Company for reasonable attorney’s fees and costs incurred by the Company in enforcing any of the Specified Sections.

(i) Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(j) Entire Agreement. This Agreement constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company, except the NonCompete Agreement, the Equity Plans, the Indemnification Agreement dated February 16, 2012, and any other obligations specifically preserved in this Agreement.

(k) Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by David Plotkin (dplotkin@brightcove.com) at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to Mr. Plotkin, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

(l) Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to Mr. Plotkin the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

BRIGHTCOVE INC.

By:	/s/ Gary Haroian
Gary Haroian
Chairman of the Board

Enclosure (Exhibit A): NonCompete Agreement

You are advised to consult with an attorney before signing this Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ David Mendels

David Mendels

Schedule A

Type	Grant Date	Shares Subject to Award	Price
NQ	11/19/2014	99,999	$6.420
ISO	11/19/2014	1	$6.420
NQ	02/04/2014	8,552	$9.650
ISO	02/04/2014	41,448	$9.650
NQ	02/22/2017	65,094	$8.050
ISO	02/22/2017	14,906	$8.050
NQ	12/23/2016	26,430	$8.000
ISO	12/23/2016	13,570	$8.000
RSU	11/19/2014	60,000	$0.000
ISO	12/30/2015	11,250	$6.350
NQ	12/30/2015	33,750	$6.350
RSU	02/05/2013	130,560	$0.000
RSU	11/16/2012	50,000	$0.000
RSU	05/08/2012	25,000	$0.000
RSU	12/30/2015	15,000	$0.000

Schedule B

Type	Grant Date	Shares Subject to Award	Price
NQ	12/15/2009	7,211	$1.716
NQ	03/08/2011	35,000	$8.190
NQ	01/26/2010	312,585	$1.716
NQ	02/12/2009	73,343	$1.248
RSA	01/26/2010	156,292	$1.716

Schedule C

Type	Grant Date	Shares Subject to Award	Exercise Price	Vested Shares	Exercised	Shares Exercisable
NQ	11/19/2014	99,999	$6.420	74,999	0	74,999
NQ	12/15/2009	7,211	$1.716	7,211	0	7,211
NQ	03/08/2011	35,000	$8.190	35,000	0	35,000
NQ	01/26/2010	312,585	$1.716	312,585	0	312,585
NQ	02/12/2009	73,343	$1.248	73,343	0	73,343
ISO	11/19/2014	1	$6.420	0	0	0
NQ	02/04/2014	8,552	$9.650	8,552	0	8,552
ISO	02/04/2014	41,448	$9.650	41,448	0	41,448
NQ	02/22/2017	65,094	$8.050	20,000	0	20,000
ISO	02/22/2017	14,906	$8.050	0	0	0
NQ	12/23/2016	26,430	$8.000	10,000	0	10,000
ISO	12/23/2016	13,570	$8.000	0	0	0
RSU	11/19/2014	60,000	$0.000	45,000	30,000	15,000
ISO	12/30/2015	11,250	$6.350	0	0	0
NQ	12/30/2015	33,750	$6.350	22,500	0	22,500
RSU	02/05/2013	130,560	$0.000	130,560	130,560	0
RSU	11/16/2012	50,000	$0.000	50,000	50,000	0
RSU	05/08/2012	25,000	$0.000	25,000	25,000	0
RSA	01/26/2010	156,292	$1.716	156,292	156,292	0
RSU	12/30/2015	15,000	$0.000	7,500	3,750	3,750

Exhibit A

EMPLOYEE NONCOMPETITION,

NONDISCLOSURE AND DEVELOPMENTS AGREEMENT

In consideration of and as a condition of my employment or continued employment by Brightcove Inc., its affiliates, subsidiaries, successors and assigns (collectively, the “Company”), I hereby agree with the Company as follows:

1. Noncompetition: During the period of my employment by the Company, I shall devote my full time and best efforts to the business of the Company. Further, during the period of my employment by the Company and for twelve months after the termination of such employment (for any reason whatsoever) (the “Restricted Period”), I shall not, directly or indirectly, in any geographic area where the Company does business or sells or markets its products and/or services or is actively planning to do business or sell or market its products and/or services, as of my termination of employment, (a) provide services to, become employed by, or retained as a consultant or independent contractor of, an entity that is competitive with the Company; or (b) alone or as a partner, officer, director, employee, member, consultant, independent contractor, agent or stockholder of any entity, engage in any business activity that competes with the products or services being developed, designed, manufactured, provided or sold by the Company at the time of my termination of employment. My ownership of less than 3% of the equity securities of any publicly traded Company or less than 5% of any private company will not by itself violate the terms of this Section.

2. Nonsolicitation of Customers: During the Restricted Period, I shall not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, independent contractor, agent or stockholder of any entity, (i) solicit, or do business in competition with the Company, or assist any other entity that competes with the Company to solicit or do business with (a) an entity that is a customer of the Company at the time of my termination of employment from the Company or was a customer of the Company at any time within six months prior thereto; or (b) an entity that is or was known to be a prospective customer of the Company at the time of my termination of employment from the Company; or (ii) interfere with or disrupt, or assist any other person or business organization to interfere with or disrupt, any existing relationships between the Company and any customer, licensee, supplier, vendor, distributor, dealer or manufacturer of the Company.

3. Nonsolicitation/Non-hire of Employees: During the Restricted Period, I shall not, directly or indirectly, (a) hire or employ; (b) recruit or attempt to recruit, solicit or attempt to solicit, attempt to hire, interfere with or endeavor to entice away; or (c) assist any entity, business organization or person to recruit or attempt to recruit, solicit or attempt to solicit, attempt to hire, interfere with or endeavor to entice away, any person who is or was employed by the Company at any time within the six month period prior to the termination of my employment with the Company.

4. Nondisclosure Obligation: I shall not at any time, whether during or after the termination of my employment (for any reason whatsoever), reveal to any person or entity any Confidential Information of the Company or of any third parties which the Company is under an obligation to keep confidential, except to employees of the Company who need to know such information for the purposes of their employment, or as otherwise authorized by the Company in writing. “Confidential Information” includes, but is not limited to, confidential and/or proprietary information or trade secrets concerning the business, organization or finances of the Company, including but not limited to, research and development activities, product designs, prototypes and technical specifications, show how and know how, business, financial, sales and/or marketing plans and strategies, pricing and costing policies, customer and suppliers lists and related information, nonpublic financial information, systems, source code and related unpublished documentation, compensation and other personnel-related information, processes, software programs, works of authorship, inventions, projects, plans and proposals as well as any other information as may be treated by the Company as confidential. I shall keep secret all matters entrusted to me and shall not use or rely upon, or attempt to use or rely upon, any Confidential Information except as may be required in the ordinary course of performing my duties as an employee of the Company.

5. Company Documentation: Furthermore, I agree that during my employment I shall maintain for the benefit of the Company, and shall not make, use or permit to be used, any Company Documentation otherwise than for the benefit of the Company. “Company Documentation” includes, but is not limited to, notes memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data documentation or other materials of any nature and in any form, whether written, printed or in digital format or otherwise relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs, whether or not they contain or embody any Confidential Information or any Developments (as hereinafter defined). I further agree that I shall not, after the termination of my employment, use or permit others to use any such Company Documentation, and that all Company Documentation shall be and remain the sole and exclusive property of the Company. Immediately upon the termination of my employment (or earlier, if requested by the Company) I shall deliver all Company Documentation and Confidential Information in my possession, and all copies thereof, to the Company, at its main office.

6. Assignment of Inventions:

(a) If at any time or times during my employment, I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any Development that: (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; or (ii) results from tasks assigned to me by the Company or work performed by me for the Company; or (iii) results from the use of Confidential Information; or (iv) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise. The term “Development” shall include, but not be limited to, any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes (including but not limited to the Semiconductor Chip Protection Act) or subject to analogous protection). I shall promptly disclose to the Company (or any persons designated by it) each Development. I hereby assign all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) I may have or may acquire in the Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others, all available information relating thereto (with all necessary plans and models) to the Company.

(b) I represent that the Developments identified in the Appendix attached hereto, if any, comprise all the Developments that I have made or conceived prior to my employment by the Company, which Developments are excluded from this Agreement. I understand that it is only necessary to list the title of such Developments and the purpose thereof, but not details of the Development itself. IF THERE ARE ANY SUCH DEVELOPMENTS TO BE EXCLUDED, THE UNDERSIGNED SHOULD INITIAL HERE; OTHERWISE IT WILL BE DEEMED THAT THERE ARE NO SUCH EXCLUSIONS.                . I understand and agree that if I incorporate into any Company product, process or machine any Developments set forth on the Appendix or otherwise made, conceived or reduced to practice by me prior to my employment with the Company, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, world-wide license to make, have made, modify, use and sell any such Development as part of or in connection with such product, process or machine.

(c) I shall, during my employment and at any time thereafter, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized officers may reasonably require: (i) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) patents, copyrights, trademarks or other analogous protection in any country throughout the world relating to a Development and when so obtained or vested to renew and restore the same; and (ii) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceeding, petition or application for revocation of any such patent, copyright, trademark or other analogous protection.

(d) If the Company is unable, after reasonable effort, to secure my signature on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to a Development, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by me.

7. Acknowledgements/Remedies Upon Breach: I agree that the Company’s Confidential Information, customer goodwill and workforce are vital to the success of the Company’s business and have been or will be developed or attained by great efforts and expense to the Company. I acknowledge that as of the date of this Agreement and continuing thereafter, I will be provided by the Company with Confidential Information, including trade secrets, and I recognize the importance of protecting the Company’s rights in and to such Confidential Information and goodwill that the Company has developed or will develop with its customers. I further agree that the restrictions set forth in this Agreement are reasonable and necessary to protect the Company’s Confidential Information, its customer goodwill and its workforce. I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach or threatened breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent or cease the violation of my obligations hereunder.

8. Absence of Conflicting Agreements: I understand that the Company does not desire to acquire from me any trade secrets, know how or confidential business information that I may have acquired from others. I represent that I will not use such information in the performance of my duties for the Company and will not bring any such information onto Company premises. I also represent that I am not bound by any agreement or any other existing or previous business relationship which conflicts with or prevents the full performance of my duties and obligations to the Company during the course of employment.

9. Notification: In the event that my employment with the Company terminates for any reason, I hereby consent to notification by the Company to my new employer or any new entity to which I may provide services about my rights and obligations under this Agreement.

10. Conflict of Interest Guidelines: I hereby agree to comply with the Company’s conflict of interest guidelines attached hereto as Exhibit B.

11. Severability and Reformation: I hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any clause shall in no way impair the enforceability of any of the other clauses of the Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. I hereby further agree that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

12. At-Will Employment: I understand that neither this Agreement nor any other document I have signed regarding my employment with the Company constitutes an express or implied employment contract and that my employment with the Company is on an “at-will” basis. Accordingly, I understand that either the Company or I may terminate my employment at any time, for any or no reason, with or without prior notice.

13. Continued Effect. I agree and understand that any change or changes in my position, duties, salary, compensation or other terms and conditions of employment with the Company will in no manner affect the validity, enforceability or scope of this Agreement, and that I am entering into this Agreement in consideration for my employment with the Company, which employment includes any such changes that may occur after the date hereof.

14. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges and supersedes all prior discussions, representations, understandings and agreements by and between us.

15. Miscellaneous: Any amendment to or modification of this Agreement, or any waiver of any provision hereof, shall be in writing and signed by the Company. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof. The captions of this Agreement are for reference only and do not define, limit or affect the scope of any section of this Agreement. My obligations under this Agreement shall survive the termination of my employment regardless of the reason for or manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. I acknowledge and agree that this Agreement shall be governed by and construed in accordance with the internal laws of Massachusetts without giving effect to the principles of conflicts of laws thereof and any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in Massachusetts and I hereby submit to the jurisdiction and venue of any such court.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed instrument as of the date first above written.

/s/ David Mendels	8/15/11
Signature	Date

David Mendels
Name—Please Print

APPENDIX A

EXCLUDED DEVELOPMENTS

EXHIBIT B

CONFLICT OF INTEREST GUIDELINES

of

BRIGHTCOVE INC.

It is the policy of Brightcove Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities that conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following examples (which are not an exhaustive list) are potentially compromising situations that must be avoided. Any exceptions must be reported to the President of the Company and written approval for continuation must be obtained.

(a)	Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Employee Nondisclosure and Developments Agreement elaborates on this principle and is a binding agreement.)

(b)	Accepting or offering gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

(c)	Participating in civic or professional organizations that might involve divulging confidential information of the Company.

(d)	Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

(e)	Initiating or approving any form of personal or social harassment of employees.

(f)	Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

(g)	Borrowing from or lending to employees, customers or suppliers.

(h)	Acquiring real estate of interest to the Company.

(i)	Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

(j)	Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

(k)	Making any unlawful agreement with distributors with respect to prices.

(l)	Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

(m)	Engaging in any conduct that is not in the best interest of the Company. Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of the Company’s management for its review.